Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May 22, 2018, between Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, pursuant to Section 9.01 of the Indenture, dated as of August 18, 2014 (as supplemented by the Supplemental Indenture, dated February 20, 2018, the “Indenture”), between the Company and the Trustee (the “Parties”), and numbered Paragraph 8 of the Notes issued thereunder, the Parties may amend or supplement the Indenture or the Notes without the consent of any Holder of a Note to, among other things, surrender any right or power conferred upon the Company or make any change that does not adversely affect the rights of any Holder;
WHEREAS, Section 10.03 of the Indenture provides the Company with the right to elect to settle conversions of the Notes in a combination of shares of Common Stock and cash or entirely in cash;
WHEREAS, the Company (i) desires to surrender its right to settle conversions of the Notes in a combination of shares of Common Stock and cash and (ii) elects to settle all conversions going forward solely in cash; and
WHEREAS, all things necessary to make this Second Supplemental Indenture a valid Supplemental Indenture and agreement according to its terms have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Amendment to the Indenture. Section 10.03(b) of the Indenture is hereby amended by adding the following subsection:
“(iv)    Notwithstanding the foregoing, the Company will be deemed to have made a Cash Election with a Cash Percentage of 100% with respect to all conversions of Notes for which the applicable Conversion Date is on or after May 22, 2018.”

3.    Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Rights. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Second Supplemental Indenture. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture. The rights, protections and indemnities afforded the Trustee under the Indenture shall apply to any action or inaction taken hereunder or in connection herewith.
4.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Second Supplemental Indenture.
6.    Effect of Headings. The Section headings herein have been inserted for the convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
7.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
8.    Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.
9.    Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.
LIGAND PHARMACEUTICALS INCORPORATED, as the Issuer

By: /s/ Charles Berkman

Name:	Charles Berkman

Title:	Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Lynn M. Steiner

Name:	Lynn M. Steiner

Title:	Vice President